UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 28, 2015

BLUE EARTH, INC.

(Exact Name of Registrant as Specified in Its Charter)

NEVADA

(State or Other Jurisdiction of Incorporation)

333-148346	98-0531496
(Commission File Number)	(IRS Employer Identification No.)

2298 Horizon Ridge Parkway, Suite 205

Henderson, NV  89052

(Address of Principal Executive Offices)   (Zip Code)

(702) 263-1808

(Registrant's Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 8.01 Other Events.

On June 28, 2015, Blue Earth Inc. (the “Company”) entered into a Securities Purchase Agreement (the “SPA”) with an institutional accredited investor to purchase $2,000,000 of shares of common stock of the Company (“Common Stock”) and five year warrants (not exercisable for six months from issuance) to purchase Common Stock (the “Warrants” and together with the Common Stock, collectively referred to as the “Securities”).  Pursuant the SPA the investor is acquiring:

•

1,666,667 shares of Common Stock at $1.20 per share; and

•

Warrants to purchase up to 833,334 shares of Common Stock at an exercise price of $1.60 per share.

The proceeds of this offering will be used solely in connection with the Company’s working capital purposes.  The Company is expressly prohibited from using the proceeds for (i) any satisfaction of debt (excluding ordinary course trade payables), (ii) redemption of any of the Company’s securities, (iii) the settlement of any litigation, or (iv) any payments arising from any violations under the regulations under Foreign Corrupt Practices Act or the Office of Foreign Control.

For acting as sole placement agent in the offering of the Securities, the Company will pay Chardan Capital Markets, LLC (the “Placement Agent”) a fee equal to 7.5% of the aggregate purchase price of the Securities; 5% of the exercise price of any warrants sold in the offering which are exercised, and up to $20,000 of out-of-pocket expenses.

The Securities are being offered by the Company through a prospectus supplement pursuant to Blue Earth’s shelf registration statement on Form S-3 as previously filed and declared effective by the Securities and Exchange Commission and the base prospectus contained therein (Registration No. 333-200107).

Item 9.01  Financial Statements and Exhibits

(a)  Exhibits

Exhibit No.	Title

4.1	Form of Securities Purchase Agreement.
4.2	Form of Common Stock Purchase Warrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2015	BLUE EARTH, INC.

By: /s/ Johnny R. Thomas
Name: Dr. Johnny R. Thomas
Title: Chief Executive Officer

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